Exhibit 10.14
Ply Gem Industries, Inc.
185 Platte-Clay Way, Suite A
Kearney, MO 64060

February 1, 2006

Lynn A. Morstad
5863 Sugar Loaf Mountain Road
Roanoke, VA 24018

Re: Retention Agreement

Dear Lynn:

Ply Gem Industries, Inc. (“Ply Gem”) considers the continuity of management essential to the best interests of Ply Gem and its stockholders and desires to reinforce and encourage your continued attention and dedication to your duties to Ply Gem and its subsidiaries (each, an “Employer”). You presently have an Employment Agreement, dated January 17, 2003, as amended, with MW Manufacturers, Inc. (the “Current Agreement”). To assure your continued focus on your duties to your Employer, the Board of Directors of Ply Gem (the “Board”) has authorized Ply Gem to enter into this letter agreement with you, which sets forth the compensation that Ply Gem agrees to pay you if your employment is terminated during the term of this agreement under the circumstances described herein.

This letter agreement sets forth the terms and conditions of Ply Gem’s agreement to pay you the compensation under the circumstances described herein, and the parties to this letter agreement acknowledge the receipt and sufficiency of good and valuable consideration in support of this letter agreement, including the covenants and agreements set forth herein.

1.  Term

This letter agreement is effective as of the date hereof and shall expire on January 31, 2008 (the “Expiration Date”) provided, that, Ply Gem shall have the right to renew this letter agreement for successive one year periods (each, a “Renewal Term”), which right it must exercise prior the second anniversary of the Expiration Date, or the last day of any Renewal Term, as applicable.

2.  Compensation

If, during the term of this agreement, your employment is terminated (A) by your Employer without “Cause” or (B) by you following a “Material Adverse Change” (as such terms are defined below), you will be entitled to receive, subject to your execution of and continued compliance with a Release and Restrictive Covenant Agreement substantially in the form attached to this letter agreement as Exhibit A (the “Release and Restrictive Covenant Agreement”):

(a)  An amount equal to your annual base salary in effect on the date of your termination (which, for the avoidance of doubt shall not include any amounts in respect of any car allowance or payments for any other perquisites or benefits that you may be entitled to). This salary continuation shall be payable in equal installments over the 12-month period following the date of your termination of employment (the “Payment Period”), in accordance with your Employer’s normal payroll practices;

(b)  An amount equal to the lesser of (I) your target annual cash bonus with respect to the fiscal year during which your termination of employment occurs (the “Year of Termination”) and (II) the actual annual cash bonus you would have received with respect to the Year of Termination based on actual performance during that year, if you had been employed for the full year, measured as of the time such performance is measured for purposes of paying annual cash bonuses to other executives of your Employer with respect to such year (the “Actual Bonus”). As soon as reasonably practicable following the date that the amount of the Actual Bonus is determined, you shall be paid a lump sum cash payment equal to the portion of the Actual Bonus that you would have been paid prior to such date had such amount been determined as of the date of your termination of employment.

(c)  A lump sum payment equal to a pro rata portion of any annual cash bonus that you would have been entitled to receive with respect to the Year of Termination based upon the percentage of such year that shall have elapsed through the date of your termination of employment, and determined as of the date such bonuses are determined for other executives of your Employer (the “Pro Rata Bonus”). The Pro Rata Bonus shall be payable when annual cash bonuses with respect to the Year of Termination are paid to other executives of your Employer.

(d)  Continuation of medical and dental benefits for you and your spouse and dependents, if any, during the Payment Period, in the same plans and on the same basis (including, without limitation, contribution rates) as such benefits are provided from time to time to actively employed executives of your Employer, subject to the terms of such plans as the same may exist from time to time; provided, that, the Employer’s obligation to provide such medical and dental benefits shall cease at the time you become eligible for such benefits from another employer;

(e)  (i) your base salary through the date of termination; (ii) any declared but unpaid annual cash bonus for any fiscal year preceding the year in which the termination occurs; (iii) reimbursement for any unreimbursed business expenses properly incurred by you in accordance with Employer policy through your date of termination; and (iv) any other amounts, including without limitation, accrued but unused vacation, required to be paid to you under any applicable state statute or regulation.

Your termination shall not be deemed to be terminated by your Employer without Cause or by you following a Material Adverse Change, and you shall not be entitled to any payments or benefits under this Section 2 solely on account of, the sale or disposition by Ply Gem or any Employer, or any parent of Ply Gem or any Employer, as applicable, of the subsidiary or division for which you are employed if you are offered employment by the purchaser or acquirer of such subsidiary or division and such acquirer or purchaser agrees to assume the terms of this letter agreement.

Notwithstanding anything to the contrary in this letter agreement, no further payments or benefits are due under this Section 2 and, subject to applicable state law, Ply Gem and any Employer, as applicable, shall have the right to reclaim any amounts already paid to you under this Section 2 if, at any time during the Restricted Period (as such term is defined in the attached Release and Restrictive Covenant Agreement) after your employment is terminated, (i) you breach any of the provisions of Section VI of the Release and Restrictive Covenant Agreement, or (ii) the Board determines, in good faith, that grounds existed, on or prior to the date of termination of your employment with Employer, including prior to the date of this letter agreement, for your Employer to terminate your employment for Cause; provided, that, in all events you will be entitled to receive amounts in sub-clauses (i), (iii), and (iv) of Section 2(e) above.

3.  Definitions

For purposes of this letter agreement, “Cause” shall mean: (i) your willful and continued failure to perform substantially your material duties (other than any such failures resulting from, or contributed to by, incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by the Board, which notice specifically identifies the manner in which you have not substantially performed your material duties, and you neglect to cure such failure within 30 days; (ii) a willful failure to follow the lawful direction of the Board or of the senior executive officer of Ply Gem to whom you directly report (if applicable); (iii) your material act of dishonesty or breach of trust in connection with the performance of your duties to Ply Gem or your Employer; (iv) your conviction of, or plea of guilty or no contest to, (x) any felony or (y) any misdemeanor having as its predicate element fraud, dishonesty or misappropriation; or (v) a civil judgment in which Employer is awarded damages from you in respect of a claim of loss of funds through fraud or misappropriation by you, which has become final and is not subject to further appeal.

For purposes of this letter agreement, a “Material Adverse Change” shall mean any of the following, without your express written consent:

(1)	Assignment to you of any duties that are inconsistent with your position, duties and responsibilities and status with Employer as of the Expiration Date;

(2)	Employer’s reduction of your base salary;

(3)	Any action by Employer that would deprive you of any material employee benefit enjoyed by you, except where such change is applicable to all employees participating in such benefit plan;

(4)	Any breach by the Company or Employer of any provision of this Letter Agreement or the Release and Restrictive Covenant Agreement.

4.  Release and Restrictive Covenant Agreement

All payments and benefits described in Section 2 of this letter agreement are conditional upon and subject to your execution of the Release and Restrictive Covenant Agreement. Furthermore, it is expressly understood and agreed that this agreement replaces and supersedes all provisions of the Current Agreement, that the Current Agreement is hereby terminated and of no further force and effect and that you are not entitled to any benefits hereunder.

5.  Notices

Any notice required by this letter agreement must be in writing and will be deemed to have been duly given (i) if delivered personally or by overnight courier service, sent by facsimile transmission or mailed by United States registered mail, return receipt requested, postage prepaid, and (ii) addressed to the respective addresses or sent via facsimile to the respective facsimile numbers, as the case may be, as set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt; provided, however, that (X) notices sent by personal delivery or overnight courier shall be deemed given when delivered; (Y) notices sent by facsimile transmission shall be deemed given upon the sender’s receipt of confirmation of complete transmission, and (Z) notices sent by United States registered mail shall be deemed given two days after the date of deposit in the United States mail.

If to the Employee, to the address as shall most currently appear on the records of the Company

If to the Company, to:

Ply Gem Industries, Inc.
606 West Major Street
Kearny, MO 64060
Fax: (816) 903-4330

Attn: President

6.  General

Your Employer may withhold from any amounts payable under Section 2 of this letter agreement such federal, state, local or other taxes required to be withheld pursuant to applicable law or regulation.

The payments and benefits provided for in Section 2 of this letter agreement shall not be counted as compensation for purposes of determining benefits under other benefit plans, programs, policies and agreements of your Employer, except to the extent expressly provided therein or herein.

This letter agreement is not intended to result in any duplication of payments or benefits to you and does not give you any right to any compensation or benefits from Ply Gem or your Employer except as specifically stated in this letter agreement.

For you to receive the payments and benefits described in Section 2 of this letter agreement, you will not be required to seek other employment or otherwise mitigate the obligations of your Employer under this letter agreement. There will be no offset against any amounts due under this letter agreement on account of any remuneration attributable to any subsequent employment that you may obtain.

This letter agreement is not a contract of employment and does not give you any right of continued employment or limit the right of your Employer to terminate or change the status of your employment at any time or change any employment policies.

This letter agreement is governed by the laws of the state of Delaware, without reference to the principles of conflict of laws which would cause the laws of another state to apply. By signing this letter agreement, you and Ply Gem irrevocably agree, for the exclusive benefit of the other, that any and all suits, actions or proceedings relating to Section VI of the Release and Restrictive Covenant Agreement (collectively, “Proceedings” and, individually, a “Proceeding”) will be maintained in either the courts of the State of Delaware or the federal District Courts sitting in Wilmington, Delaware (collectively, the “Chosen Courts”) and that the Chosen Courts shall have exclusive jurisdiction to hear and determine or settle any such Proceeding and that any such Proceedings shall only be brought in the Chosen Courts. You and Ply Gem irrevocably waive any objection that you or Ply Gem may have now or hereafter to the laying of the venue of any Proceedings in the Chosen Courts and any claim that any Proceedings have been brought in an inconvenient forum and further irrevocably agree that a judgment in any Proceeding brought in the Chosen Courts shall be conclusive and binding upon you and Ply Gem and may be enforced in the courts of any other jurisdiction.

You and Ply Gem agree that this letter agreement involves at least $100,000 and that this letter agreement has been entered into in express reliance on Section 2708 of Title 6 of the Delaware Code. You and Ply Gem irrevocably and unconditionally agree (i) that, to the extent you or Ply Gem are not otherwise subject to service of process in the State of Delaware, you or Ply Gem will appoint (and maintain an agreement with respect to) an agent in the State of Delaware as your agent for acceptance of legal process and notify Ply Gem or you, as applicable, of the name and address of said agent, (ii) that service of process may also be made on you or Ply Gem by pre-paid certified mail with a validated proof of mailing receipt constituting evidence of valid service sent to you or Ply Gem at the address set forth in this letter agreement, as such address may be changed from time to time pursuant hereto, and (iii) that service made pursuant to clause (i) or (ii) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware.

8

Your rights under this letter agreement are not transferable, assignable or subject to lien or attachment.

This letter agreement contains the entire understanding and agreement between you and Ply Gem concerning the matters described herein. This letter agreement may not be amended except in a writing signed by you and by an authorized officer on behalf of Ply Gem.

                                        Sincerely,

PLY GEM INDUSTRIES, INC.

By:	/s/
Name: Lee D. Meyer
Title: President

Acknowledged and Agreed:

____________________

RELEASE AND RESTRICTIVE COVENANT AGREEMENT

This Release and Restrictive Covenant Agreement (the “Agreement”) is entered into by and between Lynn Morstad (the “Employee”) and Ply Gem Industries, Inc. (the “Company”), on February 1, 2006.

I.  Release of Claims

In partial consideration of the payments and benefits described in Section 2 of the letter agreement between you and the Company, dated February 1, 2006, (the “Letter”), to which the Employee agrees the Employee is not entitled until and unless he executes this Agreement, the Employee, for and on behalf of himself and his heirs and assigns, subject to the last sentence of this paragraph, hereby waives and releases any common law, statutory or other complaints, claims, charges or causes of action of any kind whatsoever, both known and unknown, in law or in equity, which the Employee ever had, now has or may have against the Company and its shareholders and their respective subsidiaries, successors, assigns, affiliates, directors, officers, partners, members, employees or agents (collectively, the “Releasees”) by reason of facts or omissions which have occurred on or prior to the date that the Employee signs this Agreement, including, without limitation, any complaint, charge or cause of action arising under federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, all as amended; and all other federal, state and local laws and regulations. By signing this Agreement, the Employee acknowledges that he intends to waive and release any rights known or unknown that he may have against the Releasees under these and any other laws; provided, that the Employee does not waive or release claims with respect to the right to enforce his rights under the Letter (the “Unreleased Claims”).

II.  Proceedings

The Employee acknowledges that he has not filed any complaint, charge, claim or proceeding, except with respect to an Unreleased Claim, if any, against any of the Releasees before any local, state or federal agency, court or other body (each individually a “Proceeding”). The Employee represents that he is not aware of any basis on which such a Proceeding could reasonably be instituted. The Employee (a) acknowledges that he will not initiate or cause to be initiated on his behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law; and (b) waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Further, the Employee understands that, by executing this Agreement, he will be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Releasees. Notwithstanding the above, nothing in Section I of this Agreement shall prevent the Employee from (x) initiating or causing to be initiated on his behalf any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body challenging the validity of the waiver of his claims under the ADEA contained in Section I of this Agreement (but no other portion of such waiver); or (y) initiating or participating in an investigation or proceeding conducted by the EEOC.

III.  Time to Consider

The Employee acknowledges that he has been advised that he has 21 days from the date of receipt of this Agreement to consider all the provisions of this Agreement and he does hereby knowingly and voluntarily waive said given 21 day period. THE EMPLOYEE FURTHER ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO, AND HAS IN FACT, CONSULTED AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW HE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION I OF THIS AGREEMENT AND THE OTHER PROVISIONS HEREOF. THE EMPLOYEE ACKNOWLEDGES THAT HE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS AGREEMENT, AND THE EMPLOYEE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

IV.  Revocation

The Employee hereby acknowledges and understands that the Employee shall have seven days from the date of the Employee’s execution of this Agreement to revoke this Agreement (including, without limitation, any and all claims arising under the ADEA) and that neither the Company nor any other person is obligated to provide any benefits to the Employee pursuant to Section 2 of the Letter until eight days have passed since the Employee’s signing of this Agreement without the Employee having revoked this Agreement, in which event the Company immediately shall arrange and/or pay for any such benefits otherwise attributable to said eight-day period, consistent with the terms of the Letter. If the Employee revokes this Agreement, the Employee will be deemed not to have accepted the terms of this Agreement, and no action will be required of the Company under any section of this Agreement.

V.  No Admission

This Agreement does not constitute an admission of liability or wrongdoing of any kind by the Employee or the Company.

VI.  Restrictive Covenants

A.  Non-Competition/Non-Solicitation

The Employee acknowledges and recognizes the highly competitive nature of the businesses of the Company and its subsidiaries and controlled affiliates and accordingly agrees as follows:

1.  During the period commencing on the date of the Employee’s termination of employment and ending on the last day of the Payment Period (the “Restricted Period”), or such longer period as described in the last sentence of Section VII of this Agreement, the Employee will not, directly or indirectly, (w) engage in any “Competitive Business” (defined below) for the Employee’s own account, (x) enter the employ of, or render any services to, any person engaged in any Competitive Business, (y) acquire a financial interest in, or otherwise become actively involved with, any person engaged in any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (z) interfere with business relationships between the Company and customers or suppliers of, or consultants to, the Company.

2.  For purposes of this Section VI, a “Competitive Business” means, as of any date, including during the Restricted Period, any person or entity (including any joint venture, partnership, firm, corporation or limited liability company) that engages in or proposes to engage in the following activities in any geographical area in which the business unit for which the Employee works does business: the manufacture and sale of vinyl, vinyl clad and aluminum windows.

3.  For purposes of this Section VI and of Section VII of this Agreement, the Company shall be construed to include the Company and its subsidiaries and controlled affiliates.

4.  Notwithstanding anything to the contrary in this Agreement, the Employee may, directly or indirectly, own, solely as an investment, securities of any person engaged in the business of the Company which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Employee (A) is not a controlling person of, or a member of a group which controls, such person and (B) does not, directly or indirectly, own one percent (1%) or more of any class of securities of such person.

5.  During the Restricted Period, the Employee will not, directly or indirectly, without the Company’s written consent, solicit or encourage to cease to work with the Company any employee or any consultant of the Company or any person who was an employee of or consultant then under contract with the Company within the six-month period preceding such activity. In addition, during the Restricted Period, the Employee will not, without the Company’s written consent, directly or indirectly hire any person who is or who was, within the six-month period preceding such activity, an employee of the Company.

6.  The Employee understands that the provisions of this Section VI.A may limit the Employee’s ability to earn a livelihood in a business similar to the business of the Company, but the Employee nevertheless agrees and hereby acknowledges that (A) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, (B) such provisions contain reasonable limitations as to time and scope of activity to be restrained, (C) such provisions are not harmful to the general public and (D) such provisions are not unduly burdensome to the Employee. In consideration of the foregoing and in light of the Employee’s education, skills and abilities, the Employee agrees that he shall not assert that, and it should not be considered that, any provisions of Section VI.A. otherwise are void, voidable or unenforceable or should be voided or held unenforceable.

7.  It is expressly understood and agreed that, although the Employee and the Company consider the restrictions contained in this Section VI.A to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Section VI.A or elsewhere in this Agreement is an unenforceable restriction against the Employee, the provisions of the Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

B.  Nondisparagement

The Employee agrees (whether during or after the Employee’s employment with the Company) not to issue, circulate, publish or utter any false or disparaging statements, remarks or rumors about the Company or the shareholders, officers, directors or managers of the Company other than to the extent reasonably necessary in order to (i) assert a bona fide claim against the Company arising out of the Employee’s employment with the Company, or (ii) respond in a truthful and appropriate manner to any legal process or give truthful and appropriate testimony in a legal or regulatory proceeding.

C.  Company Policies

The Employee agrees to abide by the terms of any employment policies or codes of conduct of the Company that apply to the Employee after termination of employment.

D.  Confidentiality/Company Property

The Employee shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity, any “Confidential Information” (as defined below) except while employed by the Company, in furtherance of the business of and for the benefit of the Company, or any “Personal Information” (as defined below); provided that the Employee may disclose such information when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company and/or its affiliates, as the case may be, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Employee to divulge, disclose or make accessible such information; provided, further, that in the event that the Employee is ordered by a court or other government agency to disclose any Confidential Information or Personal Information, the Employee shall (i) promptly notify the Company of such order, (ii) at the written request of the Company, diligently contest such order at the sole expense of the Company as expenses occur, and (iii) at the written request of the Company, seek to obtain, at the sole expense of the Company, such confidential treatment as may be available under applicable laws for any information disclosed under such order. For purposes of this Section VI.D, (i) “Confidential Information” shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information relating to the business of the Company or its affiliates or customers, that, in any case, is not otherwise available to the public (other than by the Employee’s breach of the terms hereof) and (ii) “Personal Information” shall mean any information concerning the personal, social or business activities of the shareholders, officers or directors of the Company. Upon termination of the Employee’s employment with the Company, the Employee shall return all Company property, including, without limitation, files, records, disks and any media containing Confidential Information or Personal Information.

E.  Developments

All discoveries, inventions, ideas, technology, formulas, designs, software, programs, algorithms, products, systems, applications, processes, procedures, methods and improvements and enhancements conceived, developed or otherwise made or created or produced by the Employee, alone or with others, and in any way relating to the business or any proposed business of the Company of which the Employee has been made aware, or the products or services of the Company of which the Employee has been made aware, whether or not subject to patent, copyright or other protection and whether or not reduced to tangible form, at any time during the Employee’s employment with the Company or any subsidiary of the Company (“Developments”), shall be the sole and exclusive property of the Company. The Employee agrees to, and hereby does, assign to the Company, without any further consideration, all of the Employee’s right, title and interest throughout the world in and to all Developments. The Employee agrees that all such Developments that are copyrightable may constitute works made for hire under the copyright laws of the United States and, as such, acknowledges that the Company is the author of such Developments and owns all of the rights comprised in the copyright of such Developments, and the Employee hereby assigns to the Company, without any further consideration, all of the rights comprised in the copyright and other proprietary rights the Employee may have in any such Development to the extent that it might not be considered a work made for hire. The Employee shall make and maintain adequate and current written records of all Developments and shall disclose all Developments promptly, fully and in writing to the Company promptly after development of the same, and at any time upon request.

F.  Cooperation

At any time after the date of the Employee’s termination of employment, the Employee agrees to cooperate (i) with the Company in the defense of any legal matter involving any matter that arose during the Employee’s employment with the Company and (ii) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to the Company. The Company will reimburse the Employee for any earnings lost by the Employee and any reasonable travel and out of pocket expenses incurred by the Employee in providing such cooperation.

VII.  Enforcement

The Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections VI.A,B,D and E of this Agreement would be inadequate, and, in recognition of this fact, the Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. In addition, the Company shall be entitled to immediately cease paying any amounts remaining due or providing any benefits to the Employee pursuant to Section 2 of the Letter and, subject to applicable state law, to reclaim any amounts already paid under Section 2 of the Letter upon a good faith determination by the Board of Directors of the Company that the Employee has violated any provision of Section VI of this Agreement, subject to payment of all such amounts upon a final determination that the Employee had not violated Section VI of this Agreement. If the Employee breaches any of the covenants contained in Section VI.A, B, D or E of this Agreement, and the Company Group obtains injunctive relief with respect thereto, the period during which the Employee is required to comply with that particular covenant shall be extended by the same period that the Employee was in breach of such covenant prior to the effective date of such injunctive relief.

VIII.  General Provisions

A.  No Waiver; Severability

A failure of the Company or any of the Releasees to insist on strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Agreement is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Agreement shall remain valid and binding upon the Employee and the Releasees.

B.  Governing Law

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED WITHIN THAT STATE, WITHOUT REGARD TO ITS CONFLICT OF LAWS PROVISIONS OR THE CONFLICT OF LAWS PROVISIONS OF ANY OTHER JURISDICTION WHICH WOULD CAUSE THE APPLICATION OF ANY LAW OTHER THAN THAT OF THE STATE OF DELAWARE.

Each party to this Agreement irrevocably agrees for the exclusive benefit of the other that any and all suits, actions or proceedings relating to Section VI of this Agreement (collectively, “Proceedings” and, individually, a “Proceeding”) shall be maintained in either the courts of the State of Delaware or the federal District Courts sitting in Wilmington, Delaware (collectively, the “Chosen Courts”) and that the Chosen Courts shall have exclusive jurisdiction to hear and determine or settle any such Proceeding and that any such Proceedings shall only be brought in the Chosen Courts. Each party irrevocably waives any objection that it may have now or hereafter to the laying of the venue of any Proceedings in the Chosen Courts and any claim that any Proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any Proceeding brought in the Chosen Courts shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction.

Each of the parties hereto agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance on Section 2708 of Title 6 of the Delaware Code. Each of the parties hereto irrevocably and unconditionally agrees (i) that, to the extent such party is not otherwise subject to service of process in the State of Delaware, it will appoint (and maintain an agreement with respect to) an agent in the State of Delaware as such party’s agent for acceptance of legal process and notify the other parties hereto of the name and address of said agent, (ii) that service of process may also be made on such party by pre-paid certified mail with a validated proof of mailing receipt constituting evidence of valid service sent to such party at the address set forth in this Agreement, as such address may be changed from time to time pursuant hereto, and (iii) that service made pursuant to clause (i) or (ii) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware.

C.  Counterparts

This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

D.  Notice

For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, if delivered by overnight courier service, if sent by facsimile transmission or if mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses or sent via facsimile to the respective facsimile numbers, as the case may be, as set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt; provided, however, that (i) notices sent by personal delivery or overnight courier shall be deemed given when delivered; (ii) notices sent by facsimile transmission shall be deemed given upon the sender’s receipt of confirmation of complete transmission, and (iii) notices sent by United States registered mail shall be deemed given two days after the date of deposit in the United States mail.

If to the Employee, to the address as shall most currently appear on the records of the Company

If to the Company, to:

Ply Gem Industries, Inc.
606 West Major Street
Kearny, MO 64060
Fax: (816) 903-4330

Attn: President

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                EMPLOYEE

                ______________________________

                PLY GEM INDUSTRIES, INC.

                By:___________________________
                Name: Lee D. Meyer
                Title: President